Execution Copy

Dated 18 July 2006

POLY TECHNOLOGIES, INC.

And

FERRARI S.p.A.

And

ITALIAN MOTORS (SALES & SERVICE) LTD

And

CTF LUXURY GOODS (CHINA) LIMITED

AMENDED AND RESTATED EQUITY JOINT VENTURE CONTRACT

relating to

Ferrari Maserati Cars International Trading (Shanghai) Co., Ltd.

Linklaters

Linklaters Shanghai Office
16/F Citigroup Tower
33 I-lua Yuan Shi Qiao Road
Pudong New Area
Shanghai 200120
Peoples Republic of China
Telephone (86-21) 2891 1888
Facsimile (86-21)2891 1818

Table of Contents

Contents		Page
1	DEFINITIONS	5
2	INTERPRETATION	5
3	ESTABLISHMENT	6
4	SCOPE OF BUSINESS	7
5	BUSINESS PLANNING AND DEVELOPMENT	7
6	TOTAL INVESTMENT AMOUNT AND REGISTERED CAPITAL	9
7	FINANCE	9
8	RESTRICTIONS ON TRANSFERS OF EQUITY INTERESTS	10
9	PRE RIGHTS	10
10	PERMITTED TRANSFERS	10
11	RESPONSIBILITIES OF THE PARTIES	11
12	REPRESENTATIONS AND WARRANTIES	12
13	BOARD	13
14	POWERS AND FUNCTIONS OF BOARD	15
15	BOARD MEETINGS	18
16	MANAGEMENT	18
17	MARKETING POLICY	19
18	ACCOUNTING AND FINANCE MANAGEMENT	19
19	LABOUR MANAGEMENT	22
20	TAXES AND PROFIT DISTRIBUTION	23
21	FOREIGN EXCHANGE	24
22	INSURANCE	24

23	CONFIDENTIALITY	24
24	INTELLECTUAL PROPERTY	27
25	NON-COMPETITION	28
26	JOINT VENTURE TERM	29
27	TERMINATION	30
28	EXIT OPTIONS	32
29	CONSEQUENCES OF BREACH	35
30	FORCE MAJEURE	35
31	APPLICABLE LAW	36
32	SETTLEMENT OF DISPUTES	36
33	MISCELLANEOUS	37
SCHEDULE I DEFINITIONS		41
SCHEDULE 2 PERMITTED BRANDS		50

AMENDED AND RESTATED EQUITY JOINT VENTURE CONTRACT

THIS CONTRACT (this “Contract”) is made 18 July 2006

AMONG:

(I)
Poly Technologies, Inc., a limited liability company incorporated under the laws of the PRC with its registered office at Poly Plaza, 14 Dongzhimen Nandajie, Dongcheng District, Beijing, PRO (“Poly Technologies”) and whose legal representative is Mr Chen Hongsheng (chairman of the board whose nationality is Chinese);

(II)
Ferrari S.p.A., a limited liability company incorporated under the laws of Italy with its registered office at Via Abetone Inferiore 4, 41053 Maranello (Modena), Italy (“Ferrari”) and whose legal representative is Mr Luca Cordero di Montezemolo (chairman of the board whose nationality is Italian);

(III)
Italian Motors (Sales & Service) Ltd, a joint stock limited liability company incorporated under the laws of the HKSAR with its registered office at 90 Sung Wong Toi Road, To Kwa Wan, Kowloon, HKSAR (“Italian Motors”) and whose legal representative is Mr Lee Man Fai Richard (chairman of the board whose nationality is British); and

(IV)
CTF Luxury Goods (China) Limited, a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at ATC Trustees (BVI) Limited, Floor, Abbott Building, Road Town, Tortola, British Virgin Islands (“CTF”) and whose legal representative is Mr Wong Siu Kee (chairman of the board whose nationality is Chinese).

Ferrari, Italian Motors, Poly Technologies and CTF are hereinafter each referred to as a “Party” and jointly as the “Parties”.

PREAMBLE

(A)	Ferrari and Maserati S.p.A. (“Maserati”) are both world-wide leading manufacturers of passenger sportcars;

(B)	Italian Motors is an experienced distributor of passenger sportcars;

(C)	Poly Technologies is in the business of international trade of permitted commodities and technologies and sale of motor cars;

(D)	CTF is an enterprise experienced in the marketing of luxury goods;

(E)
In accordance with the EJV Law, the EJV Regulations and other Relevant Laws and Regulations of the PRC, Ferrari, Italian Motors and Poly Technologies established the EJV, a Sino-foreign equity joint venture in Waigaoqiao Free Trade Zone (“WGQ FTZ”), Shanghai, PRO on the terms and conditions set out in the First EJV Contract;

(F)	Italian Motors and Ferrari have entered into the IMIF Equity Interest Transfer Agreement to transfer a 29% Equity Interest in the EJV from Italian Motors to Ferrari;

(G)	CTF and Ferrari have entered into the CTF Equity Interest Transfer Agreement to transfer a 1% Equity Interest in the EJV from Ferrari to CTF; and

(H)
the Parties wish to enter into this Contract to amend and restate the First EJV Contract and to set out the rights and obligations of each Party, and the relationship between the Parties, in respect of the EJV.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

Unless expressly provided otherwise or the context otherwise requires, the words and expressions in bold in the Chinese version of this Contract, and the words and expressions with capitalised initials in the English version of this Contract have the meanings ascribed to them in Schedule 1.

2	INTERPRETATION

2.1.1
A reference to Relevant Laws and Regulations or to any legislation or to any provision of Relevant Laws and Regulations or of any legislation includes a reference to such Relevant Laws and Regulations or legislation as amended or modified from time to time.

2.1.2	A reference to any contract, document or Permit is to that contract, document or Permit as amended, novated, supplemented, varied or replaced from time to time.

2.1.3	A reference to a Clause or a Schedule is to a clause of, or a schedule to, this Contract.

2.1.4	Each schedule to this Contract shall form an integral part of this Contract and shall have the same legal effect as Clauses set out in the body of this Contract.

2.1.5
A reference to a “person” includes any individual or entity (including any company, business or other enterprise or entity, joint venture, institution, state or government department) as the context permits.

2.1.6	A reference to any party to this Contract or any other contract or document includes that party’s successors and permitted assigns.

2.1.7
A reference to a Director, the Chairman, the General Manager, the Deputy General Managers and the Chief Financial Officer means a person appointed in accordance with this Contract holding such position in the EJV from time to time.

2.1.8
A reference to any PRC government authority or department includes such authority or department at State, provincial, municipal and other levels and any successor authority or department assuming the same or similar regulatory functions.

2.1.9	The singular in the English version of this Contract includes the plural and vice versa.

2.1.10	A gender in the English version of this Contract includes all genders.

2.1.11	Headings are for convenience only and do not affect the interpretation of this Contract.

2.1.12	The words “includes” or “including” mean “includes without limitation” and “including without limitation” respectively.

2.1.13	A reference to a date in this Contract shall mean a calendar date, and a reference to time in this Contract shall mean Beijing time in the PRC.

2.1.14	References to records and information in this Contract shall mean records and information in any form including paper, electronic media, magnetic media and film.

3	ESTABLISHMENT

3.1	Establishment

In accordance with the EJV Law, the EJV Regulations and other Relevant Laws and Regulations of the PRC, Poly Technologies, Italian Motors, Ferrari arid CTF established the EJV.

3.2	Name and Address

3.2.1	The name of the EJV shall continue to be (b f in Chinese and “Ferrari Maserati Cars International Trading (Shanghai) Co., Ltd.” in English.

3.2.2	The legal address of the EJV shall continue to be at Room 202, Building A, 459 Fu Te Xi Yi Road, Waigaoqiao Free Trade Zone, Shanghai, PRC.

3.2.3
Ferrari shall continue to license, and procure Maserati to continue to license, the EJV to use certain Intellectual Property Rights to be agreed by the Parties, including the names ‘Ferrari”, “Maserati” and the associated marks and get-up in the corporate, trade and business names and logo of the EJV in the conduct of Business in accordance with the Export/Distribution Agreements.

3.2.4	Upon Ferrari ceasing to hold 25% or more of the Equity Interests in the EJV, the Parties shall procure that:

(i)
the EJV shall on or prior to such date pass a Board resolution to change the corporate, trade and business names and logo of the EJV and these shall be changed immediately thereafter to exclude the names, logos and associated marks and get-up licensed by Ferrari and Maserati to the EJV and the EJV shall take all necessary steps as may be required under the Relevant Laws and Regulations of PRC to effect such changes; and

(ii)
the EJV’s stationary, invoices, and other documents bearing the names, logos and associated marks of “Ferrari” or “Maserati” shall be reprinted and old stationary destroyed to reflect the changes set out in (i) above.

3.3	Limited Liability EJV

3.3.1	The EJV shall continue to be a limited liability company with enterprise legal person status under the Relevant Laws and Regulations of the PRC.

3.3.2	The Parties shall share the profits and bear the losses of the EJV in accordance with the terms set out in this Contract.

3.4	Compliance with PRC Laws

The activities of the EJV shall be governed and protected by the Relevant Laws and Regulations of the PRC. The EJV shall enjoy all the protection, privileges, rights and benefits conferred by the Relevant Laws and Regulations of the PRC and by policies of the Government Authorities relating to foreign investment.

4	SCOPE OF BUSINESS

4.1	Purpose

The purpose of the Parties in investing in the EJV is to strengthen economic and technological co-operation between the Parties, to bring into play the respective strengths of the Parties and to enable the Parties to achieve satisfactory economic benefits.

4.2	Scope of Business

4.2.1
The EJV’s scope of business shall be acting as a general distributor of imported Ferrari and Maserati cars in the PRC, wholesaling the automobiles of the above mentioned brands, including importing, wholesaling automobile products and providing after-sale services and support, international trade, entrepot trade, domestic trade of automobiles, parts and accessories within the WGQ FTZ, and trade agency within the WGQ FTZ, simple commercial processing within the WGQ FTZ, and consultation services within the WGQ FTZ (the “Business”).

4.2.2	If the above business scope is approved by the relevant Approval Authorities in a form different from the above, then the version set out in the Business License shall prevail.

5	BUSINESS PLANNING AND DEVELOPMENT

5.1	General

The EJV shall continue to develop the Business in accordance with the Business Plan and this Contract.

5.2	Implementation

In implementing the Business Plan, the Board shall explore all available ways of developing the Business to maximise the economic benefits to the Parties. In formulating and implementing any subsequent Business Plan, the Board shall explore all available business models and ways of structuring and developing the Business to maximise the economic benefits to the Parties and to achieve the business targets in the most efficient manner, with particular reference to efficiency from a marketing, sales, finance, taxation and governmental authorisation stand point.

5.3	Permits

Poly Technologies shall obtain, and Ferrari shall use its reasonable endeavours to assist Poly Technologies to obtain, in a timely manner, all necessary Permits required to conduct the Business by the EJV in accordance with this Contract.

5.4	Business Documents

5.4.1	Each of the Parties shall procure that each of the following documents shall continue to be in full effect:

(i) Export/Distribution Agreement between Ferrari and the EJV; and

(ii) Export/Distribution Agreement between Maserati and the EJV.

5.4.2	The form of the following agreed form documents shall continue to be in full effect:

(i)	the form of the Standard Dealership Agreements between the EJV and the Chinese Dealers; and

(ii)	the form of the After Sales Servicing Agreements between the EJV and the Chinese Dealers.

6	TOTAL INVESTMENT AMOUNT AND REGISTERED CAPITAL

6.1	Total Investment Amount

The total investment amount of the EJV shall continue to be US$6 million.

6.2	Registered Capital

The registered capital of the EJV shall continue to be US$3 million.

6.3	Equity Interest of the Parties

The Equity Interest held by each Party shall be as follows:

6.3.1	Poly Technologies: 30%;

6.3.2	Italian Motors: 1%;

6.3.3	Ferrari: 68%; and

6.3.4	CTF: 1%.

6.4	Decrease or Increase of Registered Capital

During the Joint Venture Term, the registered capital of the EJV may only be increased or decreased subject to:

6.4.1	the EJV complying with the Relevant Laws and Regulations of the PRC;

6.4.2	the EJV obtaining all necessary approvals from the relevant Government Authorities; and

6.4.3	the unanimous approval of the Board in accordance with Clauses 14.1.2 and 14.3.

7	FINANCE

7.1	Additional Finance

The difference between the total investment amount and registered capital of the EJV, upon Board approval, may continue to be financed by loans raised in the name of the EJV from domestic or international lenders pursuant to the Relevant Laws and Regulations of the PRC and provided that the total debt/equity ratio of the EJV shall comply with the Relevant Law and Regulations of the PRC and in any case shall not exceed one.

7.2	Restrictions

Any external financing raised by the EJV shall not confer any right on any lender to subscribe for registered capital of the EJV or to participate in the Business.

8	RESTRICTIONS ON TRANSFERS OF EQUITY INTERESTS

8.1
Other than in accordance with the provisions of Clauses 9, 10 and 28 and subject to the approval of the Approval Authorities, no Party may sell, transfer or otherwise dispose of, or grant any option over, all or part of its Equity Interest.

8.2	No Party may create any Encumbrance over all or part of its Equity Interest without the prior written consent of Ferrari and Poly Technologies.

9	PRE-EMPTIVE RIGHTS

9.1
Without prejudice to the provisions of Clause 10 and Clause 28, where any of the Parties receives a bona fide offer from a third party (a “Third Party”) for the transfer of all or part of its Equity Interest and the transfer is not a permitted transfer pursuant to Clause 10.1, that Party must notify the Board, Ferrari and Poly Technologies of such offer. In such event, each of Ferrari and Poly Technologies has the right, subject to approval by the Approval Authority and a unanimous approval of the Board, to purchase from the relevant Party: (i) all of the Equity Interest that is the subject of the offer (in the case of an offer for the Equity Interests of any of the Parties where only one of Ferrari or Poly Technologies wish to acquire the relevant Equity Interest pursuant to this Clause 9); or (ii) the proportion of the Equity Interest that its Equity Interest bears to the combined Equity Interests of Ferrari and Poly Technologies (in the case of an offer for the Equity Interests of Italian Motors or CTF where both Ferrari and Poly Technologies wish to acquire the relevant Equity Interests pursuant to this Clause 9) at the same price per Equity Interest (or part thereof) and on the same terms as offered by the Third Party. For the avoidance of doubt, it is expressly acknowledged that if Ferrari and Poly Technologies do not agree to purchase all of the Equity Interest that is subject to the offer from the Third Party, the Party receiving such offer may sell such Equity Interest to the Third Party subject to a unanimous Board approval.

9.2	Any transfer of Equity Interest that contravenes the provisions of this Clause 9 or the corresponding provisions of the Articles shall be null and void.

10	PERMITTED TRANSFERS

10.1	Permitted Transfers

Notwithstanding any other provisions in this Contract:

10.1.1	Ferrari may transfer all but not part of its Equity Interest to a subsidiary of Ferrari by giving at least 10 Business Days’ prior notice to the other Parties;

10.1.2	Poly Technologies may sell, transfer or otherwise dispose of, or grant any option over, all or part of its Equity Interest with the prior written consent of Ferrari; and

10.1.3	Ferrari may sell, transfer or otherwise dispose of, or grant any option over, all or part of its Equity Interest with the prior written consent of Poly Technologies.

10.2	Consent and Waiver of Pre-emptive Rights

Where Ferrari or Poly Technologies transfers its Equity Interest in accordance with the provisions of this Clause 10, each of the other Parties shall be deemed to have consented to the transfer and to have waived its pre-emptive rights in respect of such transfer.

10.3	Completion of Transfers

For the purpose of a transfer of Equity Interests in accordance with the provisions of Clause 9, this Clause 10 and Clause 28, each Party shall, as appropriate:

10.3.1	procure that each Director appointed by it votes in favour of a resolution of the Board approving the transfer;

10.3.2	amend this Contract and the Articles to reflect the transfer and execute a document setting out such amendments;

10.3.3	waive its pre-emptive rights in relation to such transfer as the case may be in writing in such a form as may be required by Ferrari, Poly Technologies and/or the Approval Authorities;

10.3.4
consent in writing to the transfer of equity interests agreement or any similar document setting out the terms of the transfer of Equity Interests which has been entered into by the parties to such transfer;

10.3.5	enter into or sign such other documents or applications as may be required to be submitted to the Approval Authorities in relation to the transfer;

10.3.6	co-operate in the obtaining of all necessary approvals of the Approval Authorities of the transfer; and

10.3.7	provide all other assistance reasonably necessary for completion of the transfer.

11	RESPONSIBILITIES OF THE PARTIES

11.1	Responsibilities of Poly Technologies

In addition to its other responsibilities under this Contract, Poly Technologies shall during the Joint Venture Term be responsible for:

11.1.1	assisting the EJV and its employees in obtaining the most preferential Tax treatment available and, where available, exemptions and other concessions;

11.1.2	appointing agreed staff to the EJV in accordance with Clause 19.2.2 and assisting the EJV in recruiting local staff;

11.1.3	assisting expatriate staff of the EJV and personnel of Ferrari in obtaining any necessary entry visas and work permits; and

11.1.4	supervising the Directors appointed by it in the discharge of their duties in accordance with the provisions of this Contract and the Articles.

11.2	Responsibilities of Ferrari

In addition to its other responsibilities under this Contract, Ferrari shall, during the Joint Venture Term, be responsible for:

11.2.1	appointing agreed staff to the EJV in accordance with Clause 19.2.2 and assisting the EJV in recruiting expatriate staff;

11.2.2	assisting local staff of the EJV in obtaining the required travel visas for business trips outside the PRC in connection with the Business;

11.2.3	supervising the Directors appointed by it in the discharge of their duties in accordance with the provisions of this Contract and the Articles; and

11.2.4
without prejudice to the rights of Ferrari to directly distribute limited edition cars in the Territory at Ferrari’s sole discretion, appointing the EJV as its sole exclusive distributor for distribution of Ferrari Products to local car dealers for the purpose of their resale, delivery and registration to final consumers in the Territory, provided that the limited edition cars that Ferrari is entitled to distribute shall be limited to the least extent possible, and provided further that Ferrari shall notify the EJV in writing the limited edition cars, names of the final consumers and the sales volume of the limited edition cars in the Territory periodically.

11.3	Expenses

The EJV shall bear the reasonable costs incurred by each of Ferrari and Poly Technologies, respectively, in discharging their respective obligations under this Clause 11.

12	REPRESENTATIONS AND WARRANTIES

12.1	Representations and Warranties

Each Party represents and warrants to each other Party that:

12.1.1	it satisfies all qualification requirements under PRC law or otherwise imposed by the Approval Authorities in relation to a Chinese or a foreign investor in an automobiles trading joint venture;

12.1.2	it has the full power and authority to enter into this Contract and the Articles and perform its obligations under this Contract and the Articles;

12.1.3	it has obtained all consents and approvals and taken all actions necessary for it to validly enter into and give effect to this Contract and the Articles;

12.1.4	the signatory of each Party to this Contract and the Articles has the authority to execute them for and on behalf of it;

12.1.5
this Contract and the Articles, when executed or, where so required by the Relevant Laws and Regulations of the PRC, approved by the Approval Authorities (as the case may be), will constitute, lawful, valid and binding obligations on it in accordance with its terms;

12.1.6
the entry into and delivery of, when executed, and the performance of this Contract and the Articles by a Party will not result in any breach of any of its articles of association or any of its legal or contractual obligations or result in any claim by a third party against any other Party or the EJV; and

12.1.7
no steps have been taken or legal proceedings commenced or threatened against it for its winding up or for it to be declared bankrupt or insolvent or for a liquidation committee to be appointed in respect of its assets or business.

12.2	Repetition

Each Party further represents and warrants to each other Party that each of the representations and warranties given by it under Clause 12.1 shall be true in all respects as at the date of signature of this Contract and the Completion Date as if they had been given again on Completion Date.

12.3	Liability for Breach

If a Party breaches any of the representations or warranties given by it in Clauses 12.1 or 12.2, it shall indemnify and keep indemnified each other Party and the EJV against any losses, damages, costs, expenses, liabilities and claims that such other Party or the EJV may suffer as a result of such breach.

13	BOARD

13.1	Composition

The Board shall consist of five Directors.

13.2	Directors

13.2.1
Ferrari shall appoint three Directors and Poly Technologies shall appoint two Directors, by notice to the other Parties and the appointing Party shall, with the assistance of the EJV, submit notification of such appointments and other relevant documents relating to such appointments to the SAIC following appointment.

13.2.2
The term of each Director shall be four years. Upon expiry of his current term, the Party which appointed the Director may reappoint him for a further term not exceeding four years by notice to the other Parties.

13.2.3
A Party may, at any time, remove and replace any Director appointed by it by notice to the other Parties. The Party removing the Director appointed by it shall be solely responsible for paying any compensation for loss of office or all other claims made by such Director in relation to his removal from office.

13.2.4
If a seat on the Board is vacated by the retirement, removal, resignation, illness, disability or death of any Director, the original appointing Party shall within 20 Business Days appoint a successor to serve out the remaining term of the outgoing Director.

13.2.5
A Director, in his capacity as Director, shall not receive remuneration from the EJV, other than reimbursement for any reasonable expenses incurred by him in attending Board meetings. For the avoidance of doubt, nothing in this Clause 13.2.5 shall prohibit a Director from receiving remuneration from the EJV in respect of any other position (including the positions of General Manager and Deputy General Managers) concurrently held by that Director at the EJV.

13.3	Chairman

13.3.1	Ferrari shall appoint one of the Directors appointed by it as the Chairman of the EJV on or immediately after the Approval Date. The Chairman may only be removed with the approval of the Board.

13.3.2	The Chairman shall have the same voting rights as any other Director.

13.3.3
The Chairman shall be the legal representative of the EJV. The Chairman shall not take any action or make any commitment on behalf of the EJV without prior authorisation from the Board in the form of a Board resolution. Ferrari shall procure that the Chairman that it appoints shall comply with this Clause 13.3.3. Ferrari shall compensate the EJV and the other Parties for any direct or indirect losses, damages, costs, expenses, liabilities and claims suffered by the EJV or by the other Parties as a result of the Chairman appointed by Ferrari acting in contravention of this Clause 13.3.3.

14	POWERS AND FUNCTIONS OF BOARD

14.1
The Board shall be the highest authority of the EJV. The Board shall be responsible for directing and supervising the management of the EJV. The Board shall decide all major matters in relation to the EJV including:

14.1.1	any amendment to the Articles;

14.1.2	any increase or reduction of the registered capital or total investment amount of the EJV;

14.1.3	any termination or dissolution of the EJV;

14.1.4	the creation of any Encumbrance over any property of the EJV;

14.1.5	the merger of the EJV with any other legal entity (whether listed or unlisted), or any division of the EJV;

14.1.6	any transfer of the Equity Interest by the Parties;

14.1.7	any request by the EJV for the giving of any guarantee by any Party as security for any borrowing or debt of the EJV;

14.1.8	any change to the nature of the Business, the scope of business or the corporate form of the EJV;

14.1.9	the approval of the Business Plan and the Budget and any change to the Business Plan and the Budget;

14.1.10
any transaction in relation to the Ferrari/Maserati Products and to which the EJV is a party where the amount payable by or payable to the EJV exceeds the amount of US$500,000 (other than as expressly provided for in the Business Plan or the Budget);

14.1.11
any transaction to which the EJV is a party where the amount payable by or payable to the EJV exceeds the amount of US$50,000 other than the transactions referred to in above Clause 14.1.10 (other than as expressly provided for in the Business Plan or the Budget);

14.1.12	any borrowing or the giving of any guarantee by the EJV (other than as expressly provided for in the Business Plan or the Budget);

14.1.13	the entering into by the EJV of any equipment lease or financing arrangement in an amount exceeding US$50,000 (other than as expressly provided for in the Business Plan or the Budget);

14.1.14	the disposal by the EJV of any asset in relation to the Ferrari/Maserati Products and in an amount exceeding US$500,000 (other than as expressly provided for in the Business Plan or the Budget);

14.1.15
the disposal by the EJV of any asset other than the disposal referred to in above Clause 14.1.14 and in an amount exceeding US$50,000 (other than as expressly provided for in the Business Plan or the Budget);

14.1.16	the formation or closure of any subsidiaries, branches or representative offices of the EJV inside or outside of the PRC;

14.1.17	the application for, amendment of, or termination or cancellation of any Permit required for the business operations of the EJV;

14.1.18
the acquisition or disposal of any shares, equity interests or other forms of equity securities in or debt instruments issued by any legal entity (whether listed or unlisted, inside or outside of the PRC);

14.1.19	the commencement or settlement of any litigation, arbitration or other legal proceedings or claim relating to an amount exceeding US$50,000;

14.1.20	the referral, conduct or settlement of any dispute in connection with any Permit of the EJV;

14.1.21	the declaration of any dividend or the making of any other profit distribution by the EJV;

14.1.22	the appointment, dismissal and any decisions relating to the remuneration of the Senior Management Personnel;

14.1.23	the formulation of the organisational structure of the EJV and the internal rules and regulations of the EJV, including any employee handbook;

14.1.24	the pricing and the terms and conditions of sale of Ferrari/Maserati Products;

14.1.25
the definition of the price list of the Network, the recommended retail prices, the allocation of Contract Automobiles among the members of the Network and the entering into by the EJV, from time to time, Standard Dealership Agreements with new Chinese Dealers;

14.1.26	the powers and duties of the General Manager, Deputy General Managers and Chief Financial Officer respectively;

14.1.27	any other matters required by this Contract or the Articles to be decided by the Board; and

14.1.28	any other matters required by the Relevant Laws and Regulations of the PRC to be decided by the Board.

14.2	Related Transactions

A series of related transactions shall be construed as a single transaction, and any amounts involved in a series of related transactions shall be aggregated to determine whether a matter is one to be decided by the Board.

14.3	Approval

Subject to Clause 14.7.3, a resolution of the Board in relation to any matter set out in Clauses 14.1.1 to 14.1.28 shall require the unanimous approval of all the Directors.

14.4	Quorum

The quorum for any Board meeting shall be four Directors attending in person or by proxy, failing which the meeting shall be adjourned to such later date, time and place as the Parties may agree or, if no such agreement is reached, to the same time and place five Business Days after the scheduled date of the meeting adjourned. The Chairman shall give notice of the adjourned meeting to each Director immediately after the adjournment. If any Director fails both to attend a meeting of the Board and to appoint another person to attend the meeting as his proxy, he shall be deemed to have attended such meeting and to have abstained from voting.

14.5	Voting

At each Board meeting, each Director present in person or by proxy shall be entitled to one vote.

14.6	Conflicts of Interest

Each Party acknowledges that each Director is appointed by a Party to represent the interests of the Party that appointed him. That Director, in performing any of his duties or exercising any power, right or discretion as a Director in relation to the EJV, shall be entitled to have regard to and represent the interests of the Party that appointed him and to act on the wishes of the Party that appointed him except in any particular case where no honest and reasonable director could have formed the view that, in so doing, the Director was acting bona fide in the best interests of the EJV as a whole.

14.7	Deadlock

14.7.1	If a Deadlock Matter arises, each of Ferrari and Poly Technologies shall procure the Directors it appoints to immediately convene another Board meeting with the attempt to resolve the Deadlock Matter.

14.7.2
If the Deadlock Matter is unable to be resolved within 10 Business Days after the date that the Board meeting is convened in accordance with Clause 14.7.1 above, each of Ferrari and Poly Technologies shall, immediately upon the expiry of such 10-Business Day period, refer the Deadlock Matter to their respective managing directors or the equivalent officers for resolution.

14.7.3
If a Deadlock Matter is not resolved according to Clauses 14.7.1 or 14.7.2, then notwithstanding the provisions set out in Clause 14.3, the approval of 3/5 of the members of the Board of the matters concerned shall be deemed to be the final decision of the Board.

15	BOARD MEETINGS

The Board meetings shall be convened pursuant to the relevant provisions set out in the Articles.

16	MANAGEMENT

16.1	Senior Management Personnel

16.1.1	The EJV shall have one General Manager and two Deputy General Managers.

16.1.2
Ferrari shall be entitled to nominate a candidate for the office of the General Manager. Poly Technologies shall be entitled to nominate a candidate for the office of the Deputy General Manager who is in charge of relationships between the EJV and the Government Authority and the PRC compulsory certification procedures for the cars imported by the EJV. Ferrari shall be entitled to nominate a candidate for the office of the Deputy General Manager who is in charge of the marketing of the

EJV.

16.1.3
Poly Technologies and Ferrari shall procure that the Directors appointed by each of them shall vote to appoint the candidates nominated in accordance with Clause 16.1.2 and Clause 18.1.1 to be the General Manager, the Deputy General Managers and the Chief Financial Officer unless the recommended candidates do not comply with the relevant requirements of the Relevant Laws and Regulations of the PRC.

16.1.4	Other Senior Management Personnel may be nominated by any of the Parties and shall be appointed by the Board after consultation with the General Manager.

16.2	The Powers and Duties of the Senior Management Personnel

16.2.1	The powers and duties of the General Manager and Deputy General Managers shall be determined by the Board from time to time.

16.2.2	It is agreed that the General Manager shall report to the Board, the Deputy General Managers shall report to the General Manager and the Chief Financial Officer shall report to the General Manager.

16.2.3
The General Manager shall prepare and submit to the Board a draft Business Plan and Budget for the EJV for the following Financial Year no later than two months before the end of each Financial Year. The Board shall approve the draft Business Plan within 20 Business Days after receipt with any amendments that the Board requires.

16.2.4
The General Manager shall prepare and submit to the Board, on a monthly basis within five Business Days after the end of each month, an interim business report on the activities and prospects of the EJV, showing the performance of the EJV against the Business Plan. The form of the monthly business reports shall be determined by the Board and shall comply with each of Ferrari’s and Poly Technologies’ reporting requirements.

16.3	Term of Office

16.3.1	The term of office for each of the Senior Management Personnel shall be one year.

16.3.2	Any Senior Management Personnel may be removed and replaced at any time by the Board.

16.4	Non-Compete

Unless otherwise approved by the Board, Senior Management Personnel may not engage in the same type of business as that of the EJV, whether for their own accounts or that of others, nor engage in activities which will jeopardise the interests of the EJV.

17	MARKETING POLICY

The General Manager shall be responsible for formulating the marketing policy and strategy of the EJV for approval by the Board. All marketing activities of the EJV shall be conducted in accordance with such approved policy and strategy.

18	ACCOUNTING AND FINANCE MANAGEMENT

18.1	Chief Financial Officer

18.1.1	Ferrari shall be entitled to nominate a candidate for the office of the Chief Financial Officer who shall be approved by the Board.

18.1.2
Under the supervision of the General Manager, the Chief Financial Officer shall be responsible for the financial management of the EJV. The Chief Financial Officer shall report to the General Manager and shall be responsible for preparing the Budget and the financial statements of the EJV and carry out other duties as delegated by the Board from time to time.

18.2	Finance Manager

18.2.1	It is agreed that Poly Technologies is entitled to nominate a candidate for the office of the finance manager who shall be subject to approval of the Board.

18.2.2
The finance manager appointed under Clause 18.2.1 shall report to the Chief Financial Officer and assist the Chief Financial Officer in PRC accounting matters, taxation matters and the preparation of financial reports in compliance with reporting requirements for state-owned companies.

18.3	Accounting Requirements

18.3.1
The EJV shall maintain complete, fair and accurate financial and accounting books and records satisfactory to the Parties and the Board in accordance with the Relevant Laws and Regulations of the PRC, PRC GAAP and, to the extent that a matter is not covered by PRC GAAP, in accordance with lAS. In any event, the EJV shall prepare for each Financial Year pro-forma financial statements in accordance with lAS. The EJV’s account shall use the internationally used accrual basis and debit and credit accounting system.

18.3.2	The accounting rules and procedures to be adopted by the EJV shall be prepared by the Chief Financial Officer and submitted to the Board for approval in accordance with Clause 14.3.

18.3.3	RMB shall be used as the unit of account by the EJV in its day-to-day financial accounting.

18.3.4	Accounting records, vouchers, books, financial statements and reports of the EJV shall be made and kept in Chinese and English.

18.4	Financial Information and Budget

18.4.1	The Chief Financial Officer shall prepare and submit to the General Manager the following information as soon as reasonably practicable and no later than the dates set out below:

(i)
monthly unaudited management accounts (including (i) a detailed profit and loss account, balance sheet, cash flow statement and cash flow forecast for the next three months and (ii) a review of the Budget including a reconciliation of results against the Budget) within five Business Days after the end of each month;

(ii)
a draft Budget for the EJV for the following Financial Year no later than three months before the end of each Financial Year, such draft Budget being broken down on a monthly basis and containing a cash flow forecast and a balance sheet showing the projected position of the EJV as at the end of the following Financial Year;

(iii)	the unaudited results of the EJV for each Financial Year within 20 Business Days after the end of the Financial Year;

(iv)	audited financial statements for each Financial Year within four months after the end of the Financial Year; and

(v)	such further information relating to the Business or financial condition of the EJV as any Party may reasonably require or for tax purposes of the Party in and outside the PRC.

18.4.2
After review by the General Manager, the information and statements as set out in Clause 18.4.1 (i)-(v) shall be submitted to the Board. The Board shall approve the draft Budget within 20 Business Days after receipt with any amendments that the Board requires.

18.5	Auditing and Internal Controls

18.5.1
The Board shall establish an audit committee consisting of at least one Director appointed by each of Poly Technologies and Ferrari. The audit committee shall review the audited accounts prepared by the Auditor and discuss with the Auditor the accounting policies to be adopted. The audit committee shall report to the Board directly.

18.5.2
The Auditor shall conduct an audit of the financial statements of the EJV after the end of each Financial Year and produce an audit report and audited accounts of the EJV within three months after the end of that Financial Year.

18.5.3	All important financial and accounting records and statements shall require the approval and signature of the General Manager and the Chief Financial Officer.

18.6	Access to Information and Independent Audit

18.6.1
Each of Ferrari and Poly Technologies may require the EJV to make available its books and records to its duly authorised representatives for inspection, examination, audit and copying at the expense of it at any time during normal business hours of the EJV.

18.6.2
Each of Ferrari and Poly Technologies may conduct an independent audit of the Business and operations of the EJV once a year itself or through an independent auditor at its own cost. The EJV shall ensure that all reasonable assistance and access to records and documents are provided to the auditing Party.

18.7	Bank Accounts

18.7.1
The EJV shall, subject to the approvals of Government Authorities, continue to operate foreign exchange accounts and RMB accounts at such banks or financial institutions as may be approved by the Board from time to time provided that, in the case of the EJV’s foreign exchange account, the bank or financial institution is a designated foreign exchange bank and is authorised to accept foreign exchange deposits in the PRC from the EJV.

18.7.2
The EJV may, subject to the approval of SAFE and of the Board, continue to maintain and open new foreign exchange accounts with financial institutions outside the PRC in accordance with its operational needs.

19	LABOUR MANAGEMENT

19.1	Compliance with Law

All matters relating to the recruitment, employment, discipline, dismissal, resignation, wages, labour protection, welfare benefits, and labour discipline of the staff of the EJV shall be dealt with in accordance with the Relevant Laws and Regulations of the PRC.

19.2	Recruitment

19.2.1	Unless otherwise provided in this Contract, each staff member recruited by the EJV must satisfy the qualification criteria formulated by the General Manager and approved by the Board.

19.2.2	The EJV shall give full consideration to any suitably qualified staff nominated by a Party or any of its Associated Companies with a view to considering his possible appointment by the EJV.

19.2.3
Where it would be beneficial to the EJV’s business development, the EJV shall give full consideration to any qualified staff nominated by a Party and its Associated Companies with a view to considering his possible secondment to the EJV. Subject to Clause 19.4 and unless otherwise provided in this Contract, the terms of such secondment shall be formulated by the General Manager and approved by the Board.

19.2.4
Notwithstanding Clauses 19.2.2 and 19.2.3, the EJV shall not, however, be obliged to employ any staff from any Party or any of Its Associated Companies and shall endeavour to recruit staff with the mixture of experience and expertise best suited to ensuring the commercial success of the EJV.

19.3	Responsibility

19.3.1	Each Party shall procure that all staff members seconded by it to the EJV shall act in the best interests of the EJV.

19.3.2	The EJV shall be responsible for remunerating each person seconded to the EJV or employed by the EJV under Clause 19.2.

19.4	Expatriate Terms

19.4.1
The Parties agree that the terms of employment of expatriate staff shall be determined in accordance with Ferrari’s expatriate employee policies with reference to the terms of employment of comparable expatriate personnel in other Sino-foreign joint ventures in the automotive industry.

19.4.2
The Parties agree that subject to the unanimous approval of the Board, the EJV shall bear any and all of the wages, premiums, reimbursements and any other costs in connection with the secondment and the relocation of Ferrari’s technical personnel who have been working or will be working in the PRC for the EJV on a full time basis for more than six months to provide support, training and other services to the EJV for the purpose of achieving the objectives of the Business Plan.

19.5	Trade Union

Employees of the EJV may establish a trade union and carry out trade union activities in accordance with the Relevant Laws and Regulations of the PRC.

20	TAXES AND PROFIT DISTRIBUTION

20.1	Taxes

20.1.1	The EJV shall pay Tax in accordance with the provisions of the Relevant Laws and Regulations of the PRC.

20.1.2
he Parties shall procure that the EJV shall use its best endeavours to obtain the most preferential Tax treatment obtainable under the Relevant Laws and Regulations of the PRC and relevant policies of Government Authorities from time to time.

20.2	Profit distribution

20.2.1
In each Financial Year, the EJV shall set aside an amount as determined by the Board from its distributable after-tax profits for allocation to the reserve fund, the enterprise development fund and the bonus and welfare fund for staff and workers in accordance with the Relevant Laws and Regulations of the PRC.

20.2.2	Profits may not be distributed before any losses of previous years have been made up. Remaining undistributed profits from previous years may be distributed together with those of the current year.

20.2.3
Subject to Clauses 20.2.1 and 20.2.2, the EJV shall distribute to the Parties in proportion to their respective Equity Interests such amount of the EJV’s profits lawfully available for distribution in each Financial Year after making reasonable provision as may be determined and approved by the Board.

21	FOREIGN EXCHANGE

21.1	General Provisions

The EJV shall conduct any foreign exchange transactions in accordance with the Relevant Laws and Regulations of the PRC.

21.2	Payments to Ferrari

21.2.1
To the extent permitted by the Relevant Laws and Regulations of the PRC and unless otherwise requested in writing by Ferrari, all payments from the EJV to Ferrari or its Associated Companies shall be made in US Dollars. Ferrari may, with reasonable prior notice to the EJV, at its sole discretion require such payments to be made in other currency, including Euros at the Exchange Rate.

21.2.2
The EJV shall purchase foreign exchange for remittance of any profit to be distributed to, any capital to be recovered by, and any royalties to be collected by, Ferrari in an account designated by Ferrari outside the PRC. For this purpose, all exchange and remittance expenses shall be borne by the EJV.

22	INSURANCE

The EJV shall insure with insurance companies of international reputation established in the PRC against all risks usually insured against by PRC companies carrying on the same or similar business to the EJV on normal business terms. The types of coverage, value and term of insurance of the EJV shall be approved by the Board in accordance with the Relevant Laws and Regulations of the PRC by taking into account industry practice and the business needs of the EJV.

23	CONFIDENTIALITY

23.1	Confidentiality

23.1.1	In consideration of an Information Provider disclosing Confidential Information, each Party in its capacity as a Recipient agrees:

(i)	to treat the Confidential Information as secret and confidential;

(ii)	not to disclose the Confidential Information to any person except as permitted under this Clause 23;

(iii)	to only use or reproduce the Confidential Information for the sole purpose of the Business; and

(iv)	on request by an Information Provider, promptly provide an accurate list of all Representatives to whom Confidential Information has been disclosed.

23.1.2	This Clause 23 does not prohibit the disclosure by a Recipient of Confidential Information:

(i)
to a Representative on a need to know basis for the sole purpose of the Business, provided that the Recipient shall ensure that any Representative to whom it makes such disclosure shall observe the provisions of this Clause 23 as if he was the Recipient and the Recipient shall accept liability to the relevant Information Provider for any failure of the Representative to do so; or

(ii)	in respect of which the relevant Information Provider has given its prior written consent; or

(iii)
pursuant to a court order, applicable law, the legal request of a governmental or regulatory body with lurisdiction over the Recipient, or the rules of a stock exchange but only to the extent so ordered or required and provided that the Recipient has, as far as reasonably practicable, given prior notice to the relevant Information Provider.

23.1.3	This Contract does not prohibit the disclosure by a Party of Confidential Information for the sole purpose of a proposed transfer of its Equity Interest, provided that:

(i)	that Party shall give prior notice of such proposed disclosure to the other Parties including particulars of the prospective transferee in reasonable detail; and

(ii)
that Party shall procure the prospective transferee to, prior to being disclosed such information, execute a confidentiality agreement in a form agreed by the Parties (acting reasonably), undertaking to each Party and the EJV to keep the information confidential.

23.1.4	Within 10 Business Days from the date on which it ceases to hold any Equity Interest, the Recipient shall:

(i)	destroy all Confidential Information in its possession or under its control; and

(ii)	certify that it has so destroyed all Confidential Information, provided that the destruction of Confidential Information shall not release any Party from its obligations under this Clause 23.

23.2	Damages not an Adequate Remedy

Without prejudice to any other rights or remedies of a Party, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Clause 23 and the remedies of prohibitory injunctions and other relief are appropriate and may be sought for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of any Party’s rights under this Clause

23.3	Public Announcement

23.3.1
No Party shall make any announcement or disclosure to the media on any matter concerning this Contract and any Transaction Documents or the transactions contemplated in these documents without the prior written consent of Poly Technologies and Ferrari (which consent shall not be unreasonably withheld) save where required by the Relevant Laws and Regulations, the legal request of a governmental or regulatory body with jurisdiction over the Party concerned or the rules of a stock exchange.

23.3.2
If a Party is required by the Relevant Laws and Regulations, the lawful request of a governmental or regulatory body with jurisdiction over it or the rules of a stock exchange to announce or disclose any matter concerning this Contract and any Transaction Document or the transactions contemplated in these documents, then, as far as reasonably practicable, such Party shall discuss with Poly Technologies and Ferrari before making such announcement or disclosure.

23.4	Trade Secrets

Without prejudice to the generality of the foregoing, where any Party provides to the EJV or the other Parties documents containing Trade Secrets it shall mark on the document in a prominent place “strictly confidential, contains material not to be disclosed, copied or transmitted to any third party without permission”. The General Manager shall formulate internal rules and regulations for the management and protection of Trade Secrets which shall be applied by the staff of the EJV. Relevant provisions on the protection of Confidential Information and Trade Secrets shall be included in each of the EJV’s labour contracts with its employees.

24	INTELLECTUAL PROPERTY

24.1
Without prejudice to any other provisions of this Contract, Ferrari shall continue to license, and continue to procure Maserati to license, the EJV to use certain Intellectual Property Rights, including trademarks, details of which shall be provided in the Export/Distribution Agreement. For the avoidance of doubt, it is agreed by the Parties that during the Joint Venture Term, the EJV shall pay royalties to Ferrari each year in an amount equivalent to 0.8% of the sales of Ferrari Products by the EJV for that Financial Year.

24.2	Use of Intellectual Property Rights by EJV

The use of Ferrari’s and Maserati’s Intellectual Property Rights by the EJV shall continue to comply with the provisions of the Export/Distribution Agreement between Ferrari, Maserati and the EJV. In addition to the provisions thereof, each Party shall also use its best endeavours to procure the EJV to:

24.2.1
use Ferrari’s or Maserati’s Intellectual Property Rights in connection with the Business (“Business IP”) solely for the benefit of the EJV and not for any other purposes which may directly or indirectly prejudice the Business;

24.2.2
promptly notify Ferrari of any circumstance coming to the attention of the EJV, any Director or any employee of the EJV which may constitute an infringement of, or any suspected passing off in respect of, any Business IP;

24.2.3
not do anything which, in the opinion of a Party, may bring the interests of the other Parties or any of its Associated Companies into disrepute or damage the interests of the other Party or any of its Associated Companies in any way; and

24.2.4
take such action in relation to the use of the Business IP owned by a Party as that Party may require in connection with the protection of that Business IP or any infringement or passing off in relation to the Business IP.

24.3	Savings and Exclusions

24.3.1
Unless otherwise in accordance with a separate contract entered into with the other Parties, no Party shall, as a result of the entering into this Contract, (i) acquire any rights in relation to any part of the names, marks or get up of the other Parties or any of their Associated Companies (either alone or in conjunction with or as a constituent part of any name, mark or get-up); or (ii) acquire any Intellectual Property Right owned, developed or created by the other Parties or by any of their Associated Companies including, rights to reproduce or use any part of the other Parties or their Associated Companies’ names, marks or get-up in any of its advertising, publicity or promotional activities; or (iii) be deemed to have been given any express or implied endorsement by the other Parties or any of their Associated Companies of its products or services.

24.3.2	If there is any inconsistency between this Clause 24 and the Export/Distribution Agreement between Ferrari and/or Maserati and the EJV, the terms of this latter agreement shall prevail.

24.4	Intellectual Property incorporating Ferrari and Maserati Intellectual Properties Rights

In the event of termination of the Export/Distribution Agreement and/or in the event of termination of this Contract for whatever reason, the Parties shall procure that the EJV shall immediately cease from using the Intellectual Property Rights incorporating Ferrari’s Intellectual Property Rights and Maserati’s Intellectual Property Rights developed, with the consent of Ferrari or Maserati, as the case may be, during the validity of this Contract.

25	NON-COMPETITION

25.1	Restrictions

25.1.1	Each of the Parties must not, either alone or jointly, with, through or on behalf of any person, directly or indirectly:

(i)	carry on or be engaged or concerned or interested in any business that is similar to or the same as the Business;

(ii)	seek to, in competition with the EJV:

(a)	procure orders from;

(b)	do business with; or

(c)	procure directly or indirectly any other person to procure orders from or do business with, any person who is or has been a customer of the EJV at any time during the term of this Contract; or

(iii)
solicit or contact, with a view to the engagement or employment by any person of, any employee, officer or manager of the EJV or any person who has been an employee, officer or manager of the EJV within the previous two-year period, except for an employee who has been seconded to the EJV.

25.1.2
Each of the Parties agrees to procure that any company of which they hold, directly or indirectly, more than 50% of the issued shares or equity interest (the “Participated Companies”) shall comply with the provisions of this Clause 25.1 as though it applied directly to them.

25.1.3
Without prejudice to the generality of the foregoing, Italian Motors, CTF and Poly Technologies, unless they have obtained the written approval of the Board, undertake, during the Joint Venture Term, not to engage directly or indirectly or through their Participated Companies in the Territory in any activity of manufacturing, distribution, sale or servicing in the automotive business, except only for the sale by Poly Technologies of those brands of cars as specified in Schedule 2 of this Contract by itself or through its dealers located in Beijing and/or other areas of the Territory which are expressly permitted by Ferrari provided that any sales activities in relation to those cars by Poly Technologies or its dealers shall not be carried out within an area which is one kilometre from any of the showrooms of Ferrari/Maserati Products.

25.2	Invalidity

25.2.1
Each of the restrictions set out in Clause 25.1 is a separate and independent restriction on Italian Motors, CTF and Poly Technologies and each of their Participated Companies and the validity of one restriction shall not be affected by the invalidity or unenforceability of another.

25.2.2
Each Party considers the restrictions in Clause 25.1 to be reasonable and necessary for the protection of the interests of the EJV. If any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

25.3	Duration

The covenants set out in Clause 25.1 shall continue to apply to Italian Motors, CTF and/or Poly Technologies and each of their Participated Companies for a period of 24 months from the date on which Italian Motors, CTF and/or Poly Technologies, as applicable, ceases to hold any Equity Interest. The covenants set out in Clause 25.1 shall be construed during this period by reference to the Business, customers, employees, officers or managers or contracting parties of the EJV as at the date on which Italian Motors, CTF or Poly Technologies ceases to hold any Equity Interest.

26	JOINT VENTURE TERM

26.1	Joint Venture Term

The Joint Venture Term of the EJV shall be 10 years from the Establishment Date.

26.2	Extension of Joint Venture Term

Subject to unanimous approval of the Board, Ferrari and Poly Technologies may file an application with the Approval Authorities for extending the Joint Venture Term at least six months prior to the expiry of the Joint Venture Term. CTF and Italian Motors irrevocably consent to the extension of the Joint Venture Term in accordance with this Clause 26.2.

27	TERMINATION

27.1	Termination upon Expiry of Joint Venture Term

Unless terminated earlier in accordance with its terms, this Contract shall terminate upon the expiry of the Joint Venture Term.

27.2	Unilateral Termination by Poly Technologies

27.2.1	For the purpose of Clause 27.2.2, a “Poly Technologies Termination Event” shall occur when:

(i)
Ferrari or Maserati commits a material breach of one or more of the Transaction Documents to which it is a party, which material breach is not remedied within 20 Business Days after receipt of a notice from Poly Technologies or the EJV requiring remedy; or

(ii)	Ferrari becomes bankrupt or insolvent or enters into or is subject to any analogous proceedings (whether voluntary or otherwise), ceases to carry on its business.

27.2.2
Within 20 Business Days after the occurrence of a Poly Technologies Termination Event, without prejudice to the accrued rights and liabilities of the Parties, Poly Technologies may, by notice to Ferrari, CTF and Italian Motors, terminate this Contract, liquidate the EJV and the provisions of Clause 28.1 shall apply.

27.3	Unilateral Termination by Ferrari

27.3.1	For the purpose of Clause 27.3.2, a “Ferrari Termination Event” shall occur when:

(i)
Italian Motors, CTF or Poly Technologies commits a material breach of one or more of the Transaction Documents to which it is a party, which material breach is not remedied within 20 Business Days after receipt of a notice from Ferrari requiring remedy;

(ii)	Italian Motors, CTF or Poly Technologies fails to satisfy any warranties and representations under this Contract;

(iii)
any step is taken by any person or Government Authority with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or any part of the assets of the EJV, or the assets used by the EJV in connection with the carrying on of its business;

(iv)	the Approval Authority imposes conditions on the granting of approval in relation to any Transaction Document or requires changes to such Transaction Document which are not acceptable to Ferrari;

(v)
the business scope of the EJV that is approved by the Approval Authority and as set out in the Business Licence is materially different from that set out in this Contract and is unacceptable to Ferrari In the approved form;

(vi)
any Government Authority requires any provision of one or more of the Transaction Documents to be revised or imposes conditions or restrictions on the implementation of one or more of the Transaction Documents;

(vii)
any Government Authority promulgates a new PRC law, regulation or directive or a new interpretation or amendment of an existing PRC law, regulation or directive, and as a result Ferrari or Maserati is unable to derive the full benefit of any material term of one or more of the Transaction Documents;

(viii)
any of Italian Motors, CTF or Poly Technologies is declared bankrupt or has a liquidation committee appointed in relation to its assets or business, ceases to carry on its business, or is unable to pay its debts as and when they fall due;

(ix)	the EJV fails to obtain or maintain the Permits required for its Business;

(x)	a change of Control occurs in relation to Italian Motors, CTF or Poly Technologies; or

(xi)	the Export/Distribution Agreements between Ferrari and the EJV terminate for whatever reason.

27.3.2
Within 20 Business Days after the occurrence of a Ferrari Termination Event, without prejudice to the accrued rights and liabilities of the Parties, Ferrari may, by notice to Italian Motors, CTF and PoIy Technologies, terminate this Contract, liquidate the EJV and the provisions of Clause 28.1 shall apply.

27.4	Termination in Other Circumstances

27.4.1	This Contract may be terminated at any time by mutual agreement between Poly Technologies and Ferrari.

27.4.2	If:

(i)	a Force Majeure Event occurs;

(ii)	as a result of the Force Majeure Event, the EJV is unable to operate effectively for a continuous period of 90 days from the date on which the Force Majeure Event occurs; and

(iii)
Poly Technologies and Ferrari are unable to agree on how to mitigate the impact of the Force Majeure Event on the operations of the EJV in a manner acceptable to them during such 90-day period, then each of Poly Technologies and Ferrari shall have the right to, by notice to the other Parties within 20 Business Days after the expiry of the 90-day period, terminate this Contract, liquidate the EJV and the provisions of Clause 28.1 shall apply.

27.4.3
The Parties hereby acknowledge and agree that in the event of expiration or termination for whatever reason of the Export/Distribution Agreement between Ferrari and the EJV, the Parties shall deem this Contract automatically terminated, liquidate the EJV and the provisions of Clause 28.1 shall apply.

28	EXIT OPTIONS

28.1	Dissolution and Liquidation

28.1.1
If this Contract is terminated pursuant to Clause 27.2, 27.3, 27.4.2 or 27.4.3, each of Poly Technologies and Ferrari shall procure the Directors appointed by it under this Contract to vote in favour of, and apply to the Approval Authorities for, the liquidation and dissolution of the EJV.

28.1.2
If the Contract is terminated, all remaining assets of the EJV (fixed or otherwise) after payment of all the outstanding liabilities of the EJV shall be liquidated and the proceeds of such liquidation shall be distributed to the Parties in accordance with their respective Equity Interests.

28.1.3
Any dissolution and liquidation shall take place in accordance with the provisions of the Articles, the Foreign Invested Enterprise Liquidation Procedures and other Relevant Laws and Regulations of the PRC.

28.1.4	Termination of this Contract or dissolution of the EJV for any cause shall be without prejudice to the rights and liabilities of the Parties accrued at the time of termination or dissolution.

28.2	Call Option

28.2.1
In the event that either Italian Motors or CTF fails to comply with Clause 25.1, (a “Call Option Event”), Ferrari, itself or through its nominee, shall have an option (the CalI Option”) exercisable pursuant to the provisions of Clause 28.2.2 to purchase, subject to obtaining all necessary approvals from the Approval Authorities, all but not part of the Equity Interest held by Italian Motors or CTF as the case may be, (each a “Selling Party”), at Ferrari’s sole discretion, at a price equal to the original capital contribution value of the Equity Interest held by Italian Motors or CTF, as the case may be.

28.2.2	Exercise

Within 60 Business Days after the date on which the Call Option Event occurs, Ferrari or its nominee may by notice to Italian Motors and/or CTF, as the case may be, (the “Call Option Notice”) exercise the Call Option in whole but not in part.

28.2.3	Failure to transfer

(i)
Each Selling Party shall be deemed to have granted the EJV a power of attorney authorising the EJV to nominate a person to execute and deliver the necessary transfer documentation on behalf of the Selling Party in the event that the Selling Party fails or refuses to comply with its obligations in this Clause. To the extent permitted by the laws of PRC, the EJV may receive the purchase price as a trustee for the Selling Party (as beneficiary of the trust) and shall place such money in a segregated account. The EJV shall not encumber, use or otherwise dispose of such purchase price but shall:

(a)	take all reasonable steps needed to cause the purchaser to be registered as the holder of the Equity Interest being sold; and

(b)	take all reasonable steps to pass on the purchase price (including accrued interest) to the selling Party.

The receipt of the EJV for the purchase price shall be a good discharge to the purchaser (who shall not be bound to see to the application of those moneys).

(ii) Nothing in Clause 28.2.3(i) shall prejudice the rights of Ferrari under Clause 29.

28.3	Put Option

28.3.1
In the event that a Deadlock Matter is resolved according to Clause 14.7.3, (a “Put Option Event”), Poly Technologies shall have an option (the “Put Option”) exercisable pursuant to the provisions of Clause 28.3.2 of requiring Ferarri, at Poly Technologies’ sole discretion, to purchase, subject to obtaining all necessary approvals from the Approval Authorities, all but not part of the Equity Interest held by Poly Technologies for an amount equal to the Fair Market Value of the Equity Interest held by Poly Technologies determined in accordance with the provisions of Clause 28.4 provided that if the Fair Market Value of the above Equity Interest is lower than the original capital contribution value of such Equity Interest, Ferrari shall purchase such Equity Interest at the original capital contribution value.

28.3.2	Exercise

(i)	Within 15 Business Days after the date on which a Put Option Event occurs, Poly Technologies may by notice to Ferrari (the “Put Option Notice”) exercise the Put Option in whole but not in part.

(ii)
Within 3 Business Days after the date of the Put Option Notice, Ferrari and Poly Technologies shall refer the Fair Market Value to be determined by the Independent Expert in accordance with Clause 28.4.

28.4	Fair Market Value

28.4.1	The Independent Expert shall determine the Fair Market Value as at the date of the Call Option Notice or Put Option Notice as the case may be and on the following assumptions and bases:

(i)	valuing the net assets of the EJV (excluding goodwill and all other intangible assets) as on an arm’s length sale between a willing seller and a willing buyer;
(ii)	if the EJV is then carrying on business as a going concern, on the assumption that it will continue to do so, with its assets being valued accordingly;
(iii)
including provisions and adjustments for bad and doubtful debts and otherwise as the Independent Expert may (on the same bases as those customarily applied in the previous audited financial statements of the EJV) consider appropriate, but excluding any allowance or provision for deferred Tax; and

(iv)
the application in all other respects of principles and practices consistent with those customarily applied in the previous audited financial statements of the EJV, unless inconsistent with any accounting standard or the Relevant Laws and Regulations of the PRC, in which case the relevant standard or provisions of the Relevant Laws and Regulations of the PRC shall prevail.

28.4.2	The Independent Expert may have access to all accounting records or other relevant documents of the EJV, subject to any confidentiality provisions.

28.4.3
The Independent Expert shall notify the Parties in writing of its determination of the Fair Market Value within 45 Business Days after the date of its appointment by the Parties. The determination of the Independent Expert shall be final and binding on the Parties except in the case of manifest error or fraud, and subject to the approval of Government Authorities as required by the Relevant Laws and Regulations of the PRC (including approval of SAAC, if applicable), in which event, approval from Government Authorities shall be obtained. The Independent Expert shall act as an expert, not as an arbitrator. The costs of the Independent Expert shall be borne by the Parties in equal shares.

29	CONSEQUENCES OF BREACH

29.1	Breach

Without prejudice to Clauses 27, 28 and 29.2, if a Party (the “Breaching Party”) commits a material breach of a Transaction Document, the other Parties, individually or jointly, (the “Non-Breaching Party”) may give a notice (a “Default Notice”) notifying the Breaching Party of its breach and requiring it to be remedied within 20 Business Days starting from the date on which the notice is effective under this Contract.

29.2	Liability for Breach

In the event of a breach of this Contract, without prejudice to the rights of the Non- Breaching Party set out in Clauses 27, 28 and 29.3, the Breaching Party shall be liable to compensate the Non-Breaching Party for any direct or indirect losses, damages, costs, expenses, liabilities or claims that the Non-Breaching Party may suffer as a result of such breach.

29.3	Survival of Rights and Liabilities

29.3.1
Termination of this Contract or dissolution of the EJV for any cause shall not release a Party from any liability (whether for breach of contract or otherwise) which at the time of termination or dissolution has already accrued to the other Party.

29.3.2	The obligations under Clauses 12.3 and 23 shall survive the termination of this Contract.

30	FORCE MAJEURE

30.1	A Party shall not be liable for any delay in or failure of performance of any of its obligations under this Contract if:

(i)	such delay or failure arises from a Force Majeure Event;

(ii)	it has taken all reasonable measures to avoid or minimise the delay or the impact of the failure; and

(iii)
the Party claiming the occurrence of a Force Majeure Event has promptly given notice to the other Party of the nature of the Force Majeure Event, an estimate of the duration of the Force Majeure Event and the probable extent to which that Party shall be unable to observe or perform its obligations under this Contract and, shall provide proof and relevant certificates certifying the existence of the Force Majeure Event within a reasonable time, in accordance with Relevant Laws and Regulations of the PRC.

30.2	For the avoidance of doubt, a shortage of available funds shall not, under any circumstances, constitute a Force Majeure Event in relation to any Party.

31	APPLICABLE LAW

This Contract shall be governed by and construed in accordance with published Relevant Laws and Regulations of the PRC.

32	SETTLEMENT OF DISPUTES

32.1	Consultation

The Parties shall use their reasonable endeavours to settle any dispute, controversy or claim in connection with this Contract through friendly consultations.

32.2	Choice of Arbitration

32.2.1
In case no settlement can be reached through consultations within 60 Business Days after the date of notification by one Party to the other Parties, then such dispute, controversy or claim, including a dispute as to the validity or existence of this Contract, shall be resolved by arbitration conducted in English by a sole arbitrator pursuant to the Rules of the International Chamber of Commerce (1CC”). The venue of arbitration shall be in London.

32.2.2
The sole arbitrator shall be appointed by unanimous agreement of the Parties within 10 days following the notice by which one of the Parties communicates to the other Parties its intention to activate the arbitral proceeding. If the Parties do not reach an agreement upon the appointment of the sole arbitrator within said term, the Parties shall refer to ICC for appointment of the sole arbitrator and ICC shall appoint the latter within 20 Business Days from the request by the Parties.

32.2.3
The sole arbitrator shall draw up and submit to the Parties for signature the terms of reference within 21 days of receiving the file. The terms of reference shall not include the list of issues to be determined.

32.2.4	The arbitral award shall be final and binding upon the Parties and shall be enforceable in accordance with its terms.

32.2.5
The arbitral award may be enforced in any court having competent jurisdiction. The arbitration expense and costs incurred by the winning Party or Parties shall be paid by the losing Party or Parties and the arbitral tribunal shall have the power to make an award in respect thereof. If it becomes necessary for a Party to enforce an arbitral award by legal action of any kind, the defaulting Party shall pay all reasonable costs and expenses and attorney’s fees, including any cost of additional litigation or arbitration that may be incurred by the Party seeking to enforce the award.

32.3	Continual Performance

During the period when a dispute is being resolved, the Parties shall in all respects other than the issue(s) in dispute continue their performance of this Contract.

33	MISCELLANEOUS

33.1	Relationship

33.1.1	Nothing in this Contract shall constitute a Party a partner or an agent of the others.

33.1.2	Neither Party shall have the authority to in any way bind or commit the other Parties to any obligations other than in accordance with this Contract.

33.2	Entire Agreement

Subject to Clause 33.11 of this Contract, together with the lM/F Equity Interest Transfer Agreement, the CTF Equity Interest Transfer Agreement and the other Transaction Documents, shall constitute the entire agreement between the Parties with respect to matters described in this Contract and the other Transaction Documents and supersedes any written or oral representation, agreement (including the 4 May 2005 agreement between Italian Motors and Ferrari, the First EJV Contract and any subsequent amendments to the First EJV Contract) or arrangement previously made by or entered into between the Parties with respect to the same matters.

33.3	Assignment

Save as expressly provided in this Contract, no Party may assign its rights and obligations under this Contract without the prior written consent of Poly Technologies and Ferrari.

33.4	Severability

The illegality or invalidity of any provision of this Contract shall not affect the validity of any other provisions of this Contract.

33.5	Waiver

Any Party’s failure to exercise or delay in exercising any right, power or privilege under this Contract shall not operate as a waiver thereof, and any single or partial exercise of any right, power or privilege shall not preclude the exercise of any other right, power or privilege.

33.6	Further Endeavours

A Party shall at any time upon the request of the other Parties execute or procure the execution of such documents and do or procure the doing of such acts and things as may be necessary to give full effect to the provisions of this Contract.

33.7	Notices

33.7.1	All notices and communications between the Parties shall be in writing and shall be written in English and may be delivered by hand, courier or fax to the following addresses:

Poly Technologies
Address:	Poly Plaza, 14 Dongzhimen Nandajie,
Attention:	Dongcheng District Beijing, PRC
Facsimile:	Mr Zhang Liansheng
+86-10-65004484
Italian Motors

Address:	90 Sung Wong Toi Road, To Kwa Wan
Kowloon, Hong Kong
Attention:	Mr Lee Man Fai Richard
Facsimile:	+852-25371121

Ferrari
Address:	Via Abetone lnferiore 4
41053 Maranello (Modena)

Italy
Attention:	Mr Massimiliano Maestretti
Facsimile:	+39

CTF	ATC Trustees (BVI) Limited
Address:	2 Floor Abbott Building
Road Town, Tortola
British Virgin Islands

Attention:	Mr Wang Siu Kee
Facsimile:	+852-31188010

33.7.2	Notices shall be deemed to have been delivered at the following times:

(i)	if by hand, on reaching the designated address subject to proof of delivery;

(ii)	if by courier, the fifth Business Day after the date of dispatch; and

(iii)	if by fax, upon generation of a confirmation of successful transmission report by the sender’s fax machine indicating completed uninterrupted transmission.

33.7.3	During the Joint Venture Term, each Party may change its particulars for receipt of notices at any time by notice given to the other Parties in accordance with this Clause 33.7.

33.8	Costs

Save as otherwise provided in this Contract, each Party shall bear its own legal and other professional costs in relation to the preparation, negotiation and entry into of the Transaction Documents.

33.9	Articles

In case of any inconsistency between the Articles and this Contract, this Contract shall prevail.

33.10	Languages and Copies

This Contract shall be written in the Chinese and English languages in eight originals of each. Where there is any discrepancy between the two versions, the English version shall prevail. Each Party and the EJV shall retain one original of each version in each language.

33.11	Effective Date

This Contract shall be submitted to the Approval Authorities for approval and this Contract and the amendment and restatement of the First EJV Contract shall become effective from the Approval Date.

33.12	Amendments

No amendment of any provision of this Contract shall be valid or binding on a Party unless made in writing and duly executed by Ferrari and Poly Technologies and, to the extent that the amendments have a material effect on the rights or obligations of CTF or Italian Motors as set out in this Contract, by CTF and Italian Motors (as the case may be) and, where required under the Relevant Laws and Regulations of the PRC and policies of the Government Authorities, approved by the relevant Approval Authorities.

This Contract is entered into by the duly authorised representatives of the Parties on the date stated on the first page of this Contract.

Poly Technologies, Inc.

Authorised Representative
Name:

Ferrari S.p.A.

Authorised Representative
Name:

Italian Motors (Sales & Service) Ltd

Authorised Representative
Name:
CIF Luxury Goods (China) Limited
Authorised Representative
Name:

SCHEDULE I
DEFINITIONS

“Approval Authorities”	means MOC or its designated local authorities.

“Approval Date”
means the date that the approval certificate is issued by the Approval Authority evidencing the approval of the transfer of 1% of the equity interests of the EJV from Ferrari to CTF and the transfer of 29% of the equity interests of the EJV from Italian Motors to Ferrari, this Contract, the lM/F Equity Interest Transfer Agreement, the CTF Equity Interest Transfer Agreement and the Articles;

“Articles”	means the Amended and Restated Articles of Association of the EJV in the agreed form entered into between the Parties.

“Associated Company”
means, in relation to a Party, a body corporate in which the Party directly or indirectly holds 20% or more of the issued shares or equity interests (or is otherwise entitled to control 20% or more of the person’s voting power), or, a body corporate which is under common Control with, or in Control of, such Party.

“Auditor”
means the PRC subsidiary of Deloitte Touche Tohmatsu or such other independent and internationally recognised certified public accountant registered in the PRC with the legal right to audit the accounts of the EJV which shall be nominated by Ferrari and appointed by the Board as the auditor of the EJV pursuant to this Contract.

“Board”	means the board of directors of the EJV as constituted from time to time.

“Breaching Party”	has the meaning ascribed to it under Clause 29.1.

“Budget”	means the budget for the EJV prepared in accordance with this Contract and approved by the Board from time to time.

“Business”	means the business described under Clause 4.2 and any other business undertaken by the EJV from time to time in accordance with the Business Plan.

“Business Day”	means a working day other than a Saturday, Sunday or a statutory holiday in the PRC and Italy.

“Business IP”	has the meaning ascribed to it under Clause 24.2.1.

“Business Licence”	means the business licence of the EJV issued from time to time by SAIC.

“Business Plan”	means the business plan for the EJV prepared in accordance with this Contract and approved by the Board from time to time.

“Call Option”	has the meaning ascribed to it under Clause 28.2.1.

“Call Option Event”	has the meaning ascribed to it under Clause 28.2.1. “Call Option Notice” has the meaning ascribed to it under Clause 28.2.2(i). “Chairman” means the chairman of the Board from time to time.

“Chief Financial Officer”	means the chief financial officer of the EJV from time to time.

“Chinese Dealers”
means local dealers in the PRC as approved by the Board from time to time to sell Ferrari/Maserati Products within specific areas of the Territory and with which the EJV has concluded Standard Dealership Agreement.

“Completion Date”	means the completion of all tasks required to be completed pursuant to Clause 6 of the CTF Equity Interest Transfer Agreement and Clause 7 of the lM/F Equity Interest Transfer Agreement.

“Confidential Information”
means all information of any nature and in any form including information held or stored in any computer relevant system or in electronic form or recorded on magnetic or other recordable media and all copies of such information in relation to the matters contemplated in this Contract provided by a Party or the EJV (each an “Information Provider”) to one of the Parties (the “Recipient”) or otherwise learnt by the Recipient from an Information Provider, but does not include information which:

(i)	becomes available to the public other than as a result of a breach of this Contract;

(ii) is known by the Recipient prior to its disclosure by an Information Provider or its learning from an Information Provider;

	(iii)	is made available to the Recipient by a third party which is not under an obligation of confidence to an Information Provider; or

	(iv)	was developed by the Recipient independently of the disclosure by an Information Provider or its learning from an Information Provider.

“Contract Automobiles”	means all models or versions of Ferrari and Maserati passenger cars.

“Control”	means in relation to a body corporate, where a person (or persons acting in concert) has direct or indirect control:

	(i)	of the affairs of that body corporate;

	(ii)	over more than 50% of the capital with voting rights of that body corporate which are ordinarily exercisable in a shareholders’ meeting of that body corporate;

	(iii)	over more than 50% of the voting rights at a meeting of the board of directors or a meeting of a similar body of that body corporate; or

	(iv)	over the appointment or removal of a majority of the members of the board of directors or a similar body of that body corporate.

“CTF Equity Interest Transfer	means the equity interest transfer agreement between CTF
Agreement”	and Ferrari dated on or about the date of this Contract in respect of the transfer of a 1% equity interest in the registered capital of the EJV from Ferrari to CIF.

“Deadlock Matter”
means, in respect of this Contract, any matter required to be decided by the Board in accordance with Clause 14.3 (and, in respect of the Articles, any matter required to be decided by the Board in accordance with Article 9.3 of the Articles) on which either:

(i)
the Board fails to reach an agreement within 15 Business Days after the date of the Board meeting at which the matter is first tabled for discussion or the date on which a written resolution in relation to the matter is first circulated to the Directors; or

(ii)
cannot be discussed and agreed by the Board due to two successive meetings convened to discuss such matter being inquorate as a result of one Party’s appointed Directors failing to attend both such meetings either in person or by proxy.

“Default Notice”	has the meaning ascribed to it under Clause 29.1.

“Deputy General Managers”	means the deputy general mangers of the EJV from time to time.

“Director”	means a member of the Board from time to time.

“EJV”	means Ferrari Maserati Cars International Trading (Shanghai) Co., Ltd.

“EJV Law”	means the PRC Sino-Foreign Equity Joint Venture Law passed on 1 July 1979 by the PRO National People’s Congress and any and all of its subsequent amendments.

“EJV Regulations”	means the PRC, Sino-foreign Equity Joint Venture Law Implementing Regulations promulgated on 20 September 1983 by the State Council.

“Encumbrance”
means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind.

“Equity Interest”	means, in relation to a Party, the percentage interest in the registered capital of the EJV held by that Party as provided in this Contract.

“Establishment Date”	means the date on which the first PRC legal person business licence was issued to the EJV.

“Euro”	means the lawful currency for the European Union for the time being.

“Exchange Rate”
means in relation to any payment of any US Dollar, Euros or other currencies equivalent of any amount in RMB payable under this Contract, the rate for conversion of US Dollars, Euros or other currencies into RMB calculated by reference to the mean exchange rate between US Dollars, Euros or other currencies (as the case may be) and RMB announced by China Foreign Exchange Trading Centre at 9:15am (Beijing time) on the relevant payment date or such other exchange rate as agreed by the Parties from time to time.

“Export/Distribution	means the distribution agreements entered into by and
Agreement”
between the EJV on one side, and Ferrari and Maserati, as applicable, on the other side, for the import In the Territory and exclusive distribution of Ferrari/Maserati Products to local car dealers for the purpose of their resale, delivery and registration to final consumers in the Territory, without prejudice to the rights of Ferrari to directly distribute in the Territory limited edition or limited series cars at Ferrari’s sole discretion.

“Fair Market Value”	has the meaning ascribed to it under Clause 28.3.

“Ferrari Products”	means Ferrari cars, tools, original spare parts and ancillary products.

“FerrarilMaserati Products”	means Ferrari and Maserati cars, tools, original spare parts and ancillary products.

“Ferrari Termination Event”	has the meaning ascribed to it under Clause 27.3.1.

“Financial Year”
means, in respect of the first Financial Year of the EJV, the period commencing on the Establishment Date and ending on 31 December of the same year, and, in respect of each subsequent Financial Year, each subsequent period commencing on 1 January and ending on 31 December of the same year provided that in respect of the last Financial Year, it shall be the period commencing on 1 January of the year of the EJV’s dissolution and ending on the date of dissolution of the EJV.

“First EJV Contract”	means the Sino-foreign equity joint venture contract dated 23 March 2004 between Poly Technologies, Italian Motors and Ferrari.

“Force Majeure Event”
means, in respect of a Party, any objective circumstances which are unforeseen, unavoidable, insurmountable or otherwise beyond the control of the Party and renders performance by the Party of all or part of its obligations under this Contract impossible, including lightning, typhoon, storm, flood, fire, earthquake or other acts of nature, epidemic, war and civil disobedience and any act or omission of a Government Authority.

“General Manager”	means the general manager of the EJV from time to time.

“Government Authority”
means the government of the PRC, at central, provincial and local levels, including all State, provincial, county and other committees, ministries, departments, bureaux and agencies which have authority over the EJV or the activities of a Party in connection with the matters contemplated in this Contract.

“HKSAR”	means Hong Kong Special Administrative Region of the People’s Republic of China.

“lAS”	means the International Accounting Standards published by the International Accounting Standards Board from time to time.

“ICC”	has the meaning ascribed to it under Clause 32.2.1.

“IM/F Equity Interest Transfer	means the equity interest transfer agreement between
Italian Agreement”	Motors and Ferrari on 30 December 2005 in respect of the transfer of a 29% equity interest in the registered capital of the EJV from Italian Motors to Ferrari.

“Independent Expert”	means the PRC subsidiary of PricewaterhouseCoopers, an internationally recognised PRC registered certified public accountant, having its principal place of business in Shanghai.

“Information Provider”	has the meaning ascribed to it in the definition of “Confidential Information”.

“Intellectual Property Rights”
includes patents, patent applications, utility models, trade marks, service marks, registered designs, unregistered design rights, copyrights, moral rights, technical drawings, business names, database rights, Internet domain names, brand names, computer software programmes and systems, know how, inventions, confidential information and other industrial or commercial intellectual property rights whatsoever and wheresoever and whether registered or capable of registration or not and all applications for registration or protection of the foregoing.

“Joint Venture Term”	means the term of this Contract as set out in Clause 26.1, including any extensions of such term provided for pursuant to Clause 26.2.

“MOC”	means the Ministry of Commerce of the PRC and its local branches.

“Network”
means any and all undertakings within the Territory which are authorized by Ferrari or the EJV directly or through their operating branches, to distribute the Contract Automobiles and/or to provide after sales services.

“Non-Breaching Party”	has the meaning ascribed to it under Clause 29.1.

“Participated Companies”	has the meaning ascribed to it under Clause 25.1.2.

“Party”	means Italian Motors or Poly Technologies or Ferrari or CTF individually: ‘Parties” means Italian Motors, Poly Technologies, Ferrari and CTF collectively.

“PBOC”	means the People’s Bank of China and its local branches.

“Permits”	means any (public or private) licence, permit, registration, certificate, consent, approval and/or authorisation.

“Poly Technologies	has the meaning ascribed to it under Clause 27.2.1.
Termination Event”

“PRC”	means the People’s Republic of China, excluding for these purposes the Hong Kong and Macau Special Administrative Regions and Taiwan.

“PRC GAAP”	means generally accepted accounting principles in the PRC from time to time.

“Put Option”	has the meaning ascribed to it under Clause 28.3.1.

“Put Option Event”	has the meaning ascribed to it under Clause 28.3.1.

“Put Option Notice”	has the meaning ascribed to it under Clause 28.3.2(i).

“Recipient”	has the meaning ascribed to it in the definition of “Confidential Information”.

“Relevant Laws and Regulations”
means, with respect to any person, any laws, rules, administrative or departmental regulations, directives, notices, treaties, judgments, decrees or orders of any governmental or regulatory authority that are applicable to and binding on such person.

“Representative”	means any person acting for or on behalf of the Recipient including any director, officer, employee, contractor or professional adviser of the Recipient.

“RMB”	means Renminbi, the lawful currency of the PRC for the time being.

“SAAC”	means the State-owned Assets Administration Commission of the PRC and its local branches.

“SAFE”	means the State Administration of Foreign Exchange of the PRC and its local branches.
“SAIC”	means the State Administration of Industry and Commerce of the PRC and its local branches.

“Selling Party”	has the meaning ascribed to it under Clause 28.2.1.

“Senior Management Personnel”	means the General Manager, the Deputy General Managers, the Chief Financial Officer and any other management personnel of the EJV designated as such by the Board from time to time.

“Standard Dealership Agreement”	means the standard dealership agreement to be concluded by the EJV with each of the Chinese Dealers in a form satisfactory to Ferrari.

“Tax”
means any and all applicable tax or taxes (including any income tax, value added tax or sales tax, business tax, stamp or other duty, levy, impost, charge, fee, deduction, or withholding of any nature and howsoever called or described) imposed, levied, collected or assessed by whomsoever and wheresoever.

“Territory”	means the PRC except Hong Kong and Macau Special Administrative Regions and Taiwan.

“Trade Secrets”
has the meaning given to such expression in the PRC Anti- unfair Competition Law, namely any technology, information or business operation information which is unknown to the public, is capable of bringing about economic benefits to the rightful holder, has practical utility and which is subject to measures in place and carried out in order to keep it secret.

“Transaction Documents”	means:
(a) this Contract;
(b) the Articles; and

(c) each and all the agreements as set out in Clause 5.4.

“Third Party”	has the meaning ascribed to it under Clause 9.1.

“US$” or “US Dollars”	means the lawful currency of the United States of America for the time being.

SCHEDULE 2
PERMITTED BRANDS

For the purpose of Clause 25.1.3, the following brands (for the avoidance of doubt, the permission relates to brands only, not the manufacturers which manufacture the permitted brands or other brands manufactured by the same manufacturer but not included in the following list) of cars are allowed to be sold in the Territory by Poly Technologies or through its dealers in the Territory during the Joint Venture Term:
•Mercedes Benz
•Vw

•Mitsubishi

•Toyota

•Nissan

•Honda

•Mazda

•Peugeot

•Citroen

• Fiat

•Alfa Romeo

•Jeep

•GM

•Ford

•BMW series 3 & 5 which are made in the PRC

•BMW series 3 & 5 which are made in the PRC